EXHIBIT 24.1
POWER OF ATTORNEY
          Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints James J. Krejci and Bradford K. Amman, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to a registration statement on Form S-8 covering 6,000,000 shares of common stock of Lifevantage Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ James J. Krejci James J. Krejci	Chief Executive Officer and Vice Chairman (Principal Executive Officer)	June 25, 2007

/s/ Bradford K. Amman Bradford K. Amman	Director of Finance, Secretary and Treasurer (Principal Financial Officer)	June 25, 2007

/s/ John B. Van Heuvelen John B. Van Heuvelen	Chairman	June 27, 2007

/s/ Dr. James Crapo Dr. James Crapo	Director	June 28, 2007

/s/ Dr. Joe M. McCord Dr. Joe McCord	Director	June 25, 2007